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                                                                    EXHIBIT 4.08



                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                HNC SOFTWARE INC.



        HNC Software Inc., a Delaware corporation (the "CORPORATION"), does hereby certify that the following amendment to the Corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders.

        The first sentence of Article IV of the Restated Certificate of Incorporation, relating to the Corporation's authorized shares of stock, is amended to read in its entirety as follows:


                        The total number of shares of all classes of stock which
                the corporation has authority to issue is One Hundred Twenty-Four Million (124,000,000) shares, consisting of two classes: One Hundred Twenty Million (120,000,000) shares of Common Stock, $0.001 par value per share, and Four Million (4,000,000) shares of Preferred Stock, $0.001 par value per share.


        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 5th day of June, 2000.

                                          HNC SOFTWARE INC.


                                          By:  /s/ Kenneth J. Saunders
                                               ---------------------------------
                                               Kenneth J. Saunders, Secretary



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